Registration No. 333-268681

As filed with the Securities and Exchange Commission on December 21, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3826	86-0912294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3430 E. Global Loop

Tucson, AZ 85706

(877) 289-2615

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John L. Lubniewski

President and Chief Executive Officer

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

(877) 289-2615

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Przesmicki Asa M. Henin Cooley LLP 10265 Science Center Drive San Diego, CA 92121 (858) 550-6000	Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2022

PROSPECTUS

1,012,555 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 1,012,555 Shares of Common Stock

Series A-1 Warrants to Purchase up to 1,012,555 Shares of Common Stock

Series A-2 Warrants to Purchase up to 1,012,555 Shares of Common Stock

Placement Agent Warrants to Purchase up to 30,376 Shares of Common Stock

We are offering in a best-efforts offering up to 1,012,555 shares of common stock, together with accompanying Series A-1 warrants to purchase up to 1,012,555 shares of our common stock and Series A-2 warrants to purchase up to 1,012,555 shares of our common stock, at a combined public offering price of $                per share of common stock and the accompanying warrants. The Series A-1 and Series A-2 warrants are collectively referred to herein as the “warrants” or “accompanying warrants.”

We are also offering to those purchasers, if any, whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase pre-funded warrants to purchase shares of our common stock, or pre-funded warrants. Each pre-funded warrant will be exercisable for one share of our common stock (subject to adjustment as provided for therein) at any time at the option of the holder until such pre-funded warrant is exercised in full, provided that the holder will be prohibited from exercising pre-funded warrants for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates and certain related parties, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to us. The purchase price of each pre-funded warrant will equal the price per share at which shares of our common stock and accompanying warrants to purchase common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share of common stock. For each pre-funded warrant purchased in this offering in lieu of common stock, we will reduce the number of shares of common stock we are offering by one. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of the warrants, pre-funded warrants and placement agent warrants offered hereby.

Each share of our common stock, or pre-funded warrant in lieu thereof, is being sold together with a Series A-1 warrant to purchase one share of our common stock and a Series A-2 warrant to purchase one share of our common stock. Each warrant will have an exercise price per of $            per share and will be immediately exercisable. The Series A-1 warrants will expire on the 5th anniversary of the original issuance date. The Series A-2 warrants will expire on the 24-month anniversary of the original issuance date. The shares of our common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

This offering will terminate on December 30, 2022, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share (or pre-funded warrant) and accompanying warrants will be fixed for the duration of this offering.

We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with the securities offered by this prospectus. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering, and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount.

Our common stock is listed on The Nasdaq Capital Market under the symbol “HTGM.” On December 19, 2022, the last reported sale price of our common stock on The Nasdaq Capital Market was $9.876 per share (after giving effect to a 1-for-12 reverse stock split effected on December 20, 2022).

The public offering price for the securities offered by this prospectus will be determined between us and the investors in this offering at the time of pricing, and may be at a discount to the current market price. Therefore, the recent market price of $9.876 per share of common stock used throughout this prospectus may not be indicative of the actual combined public offering price for our common stock or pre-funded warrants, as applicable, and the accompanying warrants. There is no established trading market for the warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants or pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and the pre-funded warrants will be limited.

We have agreed to pay the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. See “Plan of Distribution” on page 20 of this prospectus for more information regarding these arrangements. There is no minimum number of shares of common stock or pre-funded warrants or minimum aggregate amount of proceeds that is a condition for this offering to close. We may sell fewer than all of the shares of common stock and pre-funded warrants (and accompanying warrants) offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. In addition, we have not established an escrow account in connection with this offering. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus.

	Per Share and Accompanying Warrant		Per Pre-Funded Warrant and Accompanying Warrant		Total
Public offering price		$		$		$
Placement Agent fees(1)

Proceeds, before expenses, to us(2)	$		$		$

(1)

We have agreed to (i) pay the placement agent a cash fee equal to 6.5% of the aggregate gross proceeds raised at the closing of this offering and (ii) pay the placement agent a management fee equal to 0.5% of the aggregate gross proceeds raised in this offering. We have also agreed to reimburse the placement agent for certain expenses and closing costs. In addition, we have agreed to issue to the placement agent warrants to purchase up to a number of shares of our common stock equal to 3.0% of the number of shares of common stock and pre-funded warrants sold in this offering, at an exercise price equal to 125% of the public offering price per share of common stock and accompanying warrants. The placement agent warrants will not be listed on any national securities exchange or other trading market. See “Plan of Distribution” for additional information and a description of the compensation payable to the placement agent.

(2)

Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

This prospectus, including such information that is incorporated by reference, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find Additional Information.”

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 6 of this prospectus as well as any other risk factors and other information contained in any other document that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

Delivery of the common stock, pre-funded warrants and accompanying warrants offered hereby is expected to be made on or about December    , 2022, subject to satisfaction of certain customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus is December        , 2022.

We have not, and the placement agent has not, authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: We have not, and the placement agent has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains references to our trademarks, including VERI/O and HTG EdgeSeq, and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus,

i

including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “HTG,” “we,” “us” and “our” refer to HTG Molecular Diagnostics, Inc.

Overview

We are a life sciences company advancing precision medicine through our innovative transcriptome-wide profiling and our advanced medicinal chemistry technology. Building on more than a decade of pioneering innovation, our proprietary HTG EdgeSeq platform technology is the basis for our tech-driven hybrid business model which continues to make our RNA molecular profiling applications more effective, efficient and relevant and serves as the engine behind our platform-based drug discovery process. We believe that our technology provides a differentiated and disruptive approach for more efficient drug discovery, allowing us and our partners to increase efficacy and introduce less toxic therapies into clinical development.

Our profiling product and service solutions enable targeted RNA profiling using a small amount of biological sample, in liquid or solid forms. Our menu of HTG EdgeSeq assays, including our HTG Transcriptome Panel (“HTP”), designed to measure approximately 20,000 mRNA targets using our HTG EdgeSeq technology, which applies complimentary next-generation sequencing (“NGS”) tools, enables the generation of gene expression data in a timely manner utilizing our simplified workflow. We seek to leverage key business drivers in molecular profiling for biomarker analysis and diagnostics, including the acceleration of precision medicine, the migration of molecular testing to NGS-based applications, the movement to smaller and less invasive biopsies, the need for greater diagnostic sensitivity, the need to conform to challenging healthcare economics and the need for automation and an easily deployable workflow, including simplified bioinformatics. These capabilities enable customers to extend the use of limited biological samples for retrospective or prospective analysis, gaining further understanding of the molecular drivers of disease with the goal of developing biomarker-driven targeted therapies.

Our existing products include instruments, consumables and software that, as an integrated platform, automate sample processing and can quickly, robustly and simultaneously profile hundreds, thousands or tens of thousands of molecular targets from samples which can be a fraction of the size required by many prevailing technologies. Customers can access our technology by purchasing our HTG EdgeSeq system and assays for their internal use or through our Tucson-based VERI/O service laboratory, including molecular profiling of cohorts and development of custom RUO panels to support early-stage clinical programs and investigational-use-only assays for clinical trials. However, with the release of the HTP, revenue from our RUO assay design services is expected to be lower than historical levels, as our RUO assay design services revenue is replaced by HTP consumables purchases and sample processing laboratory services using the HTP. Our product and service solutions have enabled us to access a number of early-stage biomarker discovery programs. We believe this approach allows us access to new opportunities collaborating with biopharmaceutical companies in their future drug development programs.

Biopharmaceutical companies are continually seeking to improve their drug development processes and the efficacy and safety of their drugs, as existing processes are expensive, extremely risky and very time consuming. HTG Therapeutics, our drug discovery business unit, leverages our HTP and transcriptomic profiling technologies, applying them early in the drug discovery process and in conjunction with our machine learning-based chemical library design platform, with the goal of ultimately yielding de-risked drug candidate molecules with greater potential for development success. HTG Therapeutics uses our medicinal chemistry platform to build an initial chemical library for early-stage validated target molecules. We then conduct cell-based screening and use our transcriptomic profiling capabilities to inform molecule optimization with a goal to use primary data from model systems to enhance chemical structure redesign to optimize for efficacy and toxicity and de-risk the drug candidate for clinical development. We expect to enter into partnerships to carry some of our drug candidates into development and to advance others into development ourselves. In addition, we expect to retain and capitalize upon companion diagnostic (“CDx”) rights through the clinical development of these assets and post commercialization of an approved drug.

Our Drug Discovery Approach

In June 2021, we announced the formation of HTG Therapeutics business unit, with the addition of several highly experienced drug development professionals to our leadership team. This team has since been joined by several external collaborators who are expected to contribute meaningful sample cohorts across multiple disease and therapy areas to support the discovery, design and selection of our early candidate molecules with therapeutic promise. HTG Therapeutics is leveraging our existing HTP and transcriptomic profiling technologies and applying these technologies early in the drug discovery process in conjunction with our machine learning-based chemical library design platform, with a goal of ultimately yielding de-risked drug candidate molecules with a greater potential for development success. Through the use of our Transcriptome-Informed Drug Discovery model, we expect to accelerate the drug discovery and development process by further uncovering and understanding biological mechanisms and making more thorough assessments of on- and off-target effects of drug candidates earlier in the discovery process to enable more well-informed candidate design and selection.

During the first quarter of 2022, we released our first proof-of-approach white paper (“WP1”), which we believe demonstrated the utility of our proprietary profiling technologies as a key component of our novel drug discovery and design platform. We followed WP1 with a second white paper (“WP2”) in the second quarter of 2022. In our view, WP2 further established the utility of our transcriptome-informed approach to drug design and discovery by applying our planned approach to our initial therapeutic target. As anticipated, the results of the studies summarized in WP2 revealed several indication-specific effects as well as potential undesirable effects of the initial therapeutic target through analysis of the transcriptomic profiles from compound-treated human cell line test systems. Throughout the third quarter, we strengthened our drug discovery core platform technology, including advancing the machine-learning component of our platform with the refinement of key proprietary algorithms while continuing to generate our own internal data supporting training sets. In addition, we made capital investments to establish internal cell culture capabilities. These lab-based capabilities provide us with the ability to conduct investigative studies on site, supporting the development and evolution of our transcriptome-informed drug discovery platform more efficiently and with greater flexibility.

Our medicinal chemistry effort has produced a series of chemical libraries for our first target, and our most advanced library for this target has entered preclinical characterization, with a series of data generated – Including early efficacy data in two different disease states. We continue to characterize the most promising candidate molecules for measures of efficacy, safety and pharmaceutical considerations, deductively assessing specific candidate selections for recommendation to enter preclinical development through potential licensing and/or partnering opportunities in the near term. Specifically, we expect to conclude the discovery phase for our initial drug candidates and first indication by the end of 2022 and to initiate preliminary partnering conversations at that time. Further, we expect to produce additional data for these candidates, potentially supporting additional indications which share the same pharmacologic target in the first half of 2023. We also plan to complete the discovery phase for our second target in mid-2023, and to have indications relating to that target later in 2023 and into early 2024. Finally, in 2023, we plan to enter into the early discovery phase for additional therapeutic targets to further diversify our discovery pipeline, with the goal of further demonstrating the capability of our platform to be applied across therapy areas agnostically.

Revenue from our Profiling Products

We believe the future financial performance of our profiling business will continue to be driven by adoption and utilization of our HTG EdgeSeq instruments and consumables, and an overall increase in the number and type of customers using our technology. As such, we believe the primary measures of adoption for our profiling technology are the number of total active customers, the number of active programs in our biopharmaceutical company customer pipeline, the number of instruments actively producing revenue in our installed base and revenue growth relating to new and existing customers. Total active customers and active installed base reflect customers and instruments that have generated revenue for us within the last 12 months. To be included in our active programs metric, a program needs to be associated with a pharma sponsored clinical trial, be traceable to a program on clinicaltrials.gov and have generated revenue for us within the last 12 months. As of September 30, 2022, we had 77 active customers, 57 active programs and 50 instruments actively producing revenue in our installed base.

Our ability to increase instrument and consumable revenue depends on several factors, including (i) our ability to increase adoption of our HTG EdgeSeq platform throughout the scientific research community; (ii) the efforts of our sales and marketing teams to demonstrate the utility of our products and technology; (iii) our ability to develop and market novel molecular profiling panels to address unmet customer needs; (iv) our ability to demonstrate the benefits of our products compared to our competitors to key opinion leaders and customers; and (v) our ability to expand the addressable market for our HTG EdgeSeq platform through enhancement of our existing products and services, the development of new applications and expansion into new markets.

In August 2021, we completed the commercial release of our HTG Transcriptome Panel, designed to provide extensive coverage of most human mRNA transcripts, simultaneously interrogating nearly 20,000 genes, while maintaining the sample efficiency, ease of use and robust results provided by our existing HTG EdgeSeq technology. The release of our HTP, coupled with our existing miRNA Whole Transcriptome Assay, which shares a harmonized sample preparation protocol, has further differentiated us from our competitors and has allowed us to expand our position in oncology and to diversify the use of our panels in other critical areas such as immunology, infectious disease, diabetes, cardiology and neurology. We expect to focus our future profiling-related development efforts on the expansion of the sample types available for use with both of these assays, as deemed appropriate based upon customer needs and the ability of these efforts to grow our active installed base and drive larger consumable annuities for our menu of proprietary panels.

We believe an increasing number of publications referencing our technology and the growing number of customers adopting our technology continues to reflect customer demand for and interest in our technology. In the second quarter of 2022, the first peer-reviewed journal article related to our HTP was published by one of our customers less than one year after the product’s initial commercial release. Two additional peer-reviewed articles on HTP were published in the third quarter of 2022. In this same period, three of our large pharma customers presented at bioscience conferences about their use of our technology as part of their biomarker strategies for retrospective studies and clinical trials. Publications and abstracts which referenced our HTG EdgeSeq technology exceeded 400 in the third quarter of 2022, ending the quarter at 407. Despite this progress reflecting the interest in and adoption of our technology, the length of our sales cycle and the continuing uncertainty of budget or post-COVID-19 clinical study prioritization by our customers, we expect that we will continue to see fluctuations in our profiling revenue on a period-to-period basis.

The Offering

Common stock offered by us	1,012,555 shares.

Pre-funded warrants offered by us	We are also offering to those purchasers, if any, whose purchase of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase pre-funded warrants to purchase up to shares of our common stock. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. The purchase price of each pre-funded warrant will equal the price per share at which the shares of common stock and accompanying warrants to purchase common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share of common stock. Each pre-funded warrant will be exercisable immediately upon issuance and will not expire. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such pre-funded warrants. See “Description of the Securities We Are Offering-Pre-Funded warrants” for a discussion on the terms of the pre-funded warrants.

Each pre-funded warrant is exercisable for one share of our common stock (subject to adjustment as provided therein) at any time at the option of the holder, provided that the holder will be prohibited from exercising its pre-funded warrant for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates and certain related parties, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to us.

Warrants offered by us	Series A-1 warrants to purchase up to 1,012,555 shares of our common stock and Series A-2 warrants to purchase up to 1,012,555 shares of our common stock. Each share of our common stock, or pre-funded warrant in lieu thereof, is being sold together with a Series A-1 warrant to purchase one share of our common stock and a Series A-2 warrant to purchase one share of our common stock. Each warrant will have an exercise price of $ per share and will be immediately exercisable. Each Series A-1 warrant will expire on the 5th anniversary of the original issuance date. Each Series A-2 warrant will expire on the 24-month anniversary of the original issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such warrants.

Common stock outstanding after this offering	1,933,230 shares (assuming no sale of any pre-funded warrants and assuming none of the warrants to purchase common stock issued in this offering or the warrants issued to the placement agent are exercised).

Use of proceeds	We currently expect to use the net proceeds from this offering for general corporate purposes, which may include research and development expenses, clinical trial expenses, capital expenditures and working capital. For additional information please refer to the section entitled “Use of Proceeds” of this prospectus.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to purchase any of our securities in this offering.

Market Symbol and trading	Our common stock is listed on The Nasdaq Capital Market under the symbol “HTGM.” There is no established trading market for the warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants or pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and pre-funded warrants will be limited.

Unless otherwise stated, all information contained in this prospectus assumes no sale of any pre-funded warrants in lieu of common stock in this offering and gives effect to a 1-for-12 reverse stock split of our common stock that was effected on December 20, 2022.

The number of shares of our common stock to be outstanding after this offering is based on 920,675 shares of our common stock outstanding as of September 30, 2022 and excludes as of such date:

•	78,069 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $86.40 per share;

•	1,458 shares of common stock issuable pursuant to outstanding restricted stock units;

•	14,696 shares of common stock reserved for future issuance under our 2020 Equity Incentive Plan;

•	37,912 shares of common stock reserved for future issuance under our Amended and Restated 2014 Employee Stock Purchase Plan;

•	13,958 shares of common stock reserved for future issuance as inducement awards;

•	971 shares of common stock reserved for future issuance under our Amended and Restated Stock Purchase Plan; and

•	544,917 shares of common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $27.204 per share.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock and the value of the warrants to decline, resulting in a loss of all or part of your investment.

Risks Relating to This Offering

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares.

The combined public offering price per share of our common stock and accompanying warrants may be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the assumed sale of shares of our common stock and accompanying warrants in this offering, at an assumed combined public offering price of $9.876 per share and accompanying warrants (the last reported sale price of our common stock on The Nasdaq Capital Market on December 19, 2022, after giving effect to a 1-for-12 reverse stock split effected on December 20, 2022)), and after deducting the placement agent fees and estimated offering expenses payable by us and attributing no value to the warrants sold in this offering, purchasers of our common stock in this offering will incur immediate dilution of $4.782 per share in the net tangible book value of the common stock they acquire. In the event that you exercise your warrants, you may experience additional dilution to the extent that the exercise price of the warrants is higher than the tangible book value per share of our common stock. For a further description of the dilution that investors in this offering may experience, see “Dilution.”

In addition, to the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

Holders of our warrants and pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants or pre-funded warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrants or pre-funded warrants. Upon exercise of your warrants or pre-funded warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants may not have any value.

Each warrant will have an exercise price of not less than 100% of the last reported sale price of our common stock as of the close of the trading day immediately preceding the pricing of this offering. Each Series A-1 warrant will expire on the 5th anniversary of the date they first become exercisable. Each Series A-2 warrant will expire on the 24-month anniversary of the date they first become exercisable. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

There is no public market for the warrants to purchase shares of our common stock or pre-funded warrants being offered in this offering.

There is no established public trading market for the warrants or pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active trading market, the liquidity of the warrants and pre-funded warrants will be limited.

There is substantial doubt about our ability to continue as a going concern. We will need to raise additional capital to fund our operations in the future. If we are unsuccessful in attracting new capital, we may not be able to continue operations or may be forced to sell assets to do so. Alternatively, capital may not be available to us on favorable terms, or if at all. If available, financing terms may lead to significant dilution of our stockholders’ equity.

We are not profitable and have had negative cash flow from operations since our inception. To fund our operations and develop and commercialize our products, we have relied primarily on equity and debt financings and revenue generated from the sale of our HTG EdgeSeq platform, proprietary consumables, related services and collaborative development service arrangements with biopharmaceutical company customers. Based on our existing resources prior to this offering, we expect that our resources will only be sufficient to fund our planned operations and expenditures through January 2023. If we were to receive net proceeds of $8.7 million from this offering, we believe that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments, would be sufficient to fund our planned operations midway through the third quarter of 2023. If we were to receive net proceeds of $5.9 million from this offering, we believe that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments, would be sufficient to fund our planned operations midway through the second quarter of 2023. In addition, potentially changing circumstances, including those related to COVID-19 and inflation, may also result in the depletion of our capital resources more rapidly than we currently anticipate. These circumstances raise substantial doubt about our ability to continue as a going concern. We will need to obtain additional funds to finance our operations. Additional capital may not be available at such times or amounts as needed by us. Historically we have financed our business in part by access to the capital markets. However, the current volatility in the equity markets, coupled with the trading price of our common stock and the limited number of our authorized and available shares of common stock, create additional challenges to raising a sufficient amount of capital through an equity financing in the near term. Even if capital is available, it might be available only on unfavorable terms. Any additional equity or convertible debt financing into which we enter could be dilutive to our existing stockholders and investors in this offering. Any future debt financing into which we enter may impose covenants upon us that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, we may need to relinquish rights to our technologies or our products or grant licenses on terms that are not favorable to us. If access to sufficient capital is not available as and when needed, our business will be materially impaired, and we may be required to cease operations, curtail one or more product development or commercialization programs, or significantly reduce expenses, sell assets, seek a merger or joint venture partner, file for protection from creditors or liquidate all of our assets. Any of these factors could harm our operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements .The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus or the documents incorporated herein by reference. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to successfully commercialize our products, services and technology, including our HTG EdgeSeq assays and corresponding automation systems and our transcriptomic profiling technology;

•	our ability to generate sufficient revenue or raise additional capital to meet our working capital needs;

•	our ability to generate revenue from our products and services and drive revenue streams;

•	the impact of the COVID-19 pandemic (“COVID-19”) on our business;

•	the activities anticipated to be performed by us and third parties under design and development projects and programs, and the expected benefits and outcomes of such projects and programs;

•	the implementation of our hybrid business model and strategic plans for our business, including, without limitation, our drug discovery business unit, HTG Therapeutics;

•	the expected capabilities and performance of our profiling technology and HTG Therapeutics business unit;

•	the regulatory landscape for our products, domestically and internationally;

•

our strategic relationships, including with holders of intellectual property relevant to our technologies, manufacturers of NGS instruments and consumables, critical component suppliers, distributors of our products, and third parties who conduct our clinical studies;

•	our intellectual property position;

•	our ability to comply with the restrictions of our debt facility and meet our debt obligations;

•	our expectations regarding the market size and growth potential for our profiling and drug discovery businesses;

•	our expectations regarding trends in the demand for sample processing by our biopharmaceutical company customers;

•	our ability to secure regulatory clearance or approval, domestically and internationally, for the clinical use of our products;

•	any estimates regarding expenses, future revenue and capital requirements;

•	our ability to sustain and manage growth, including our ability to develop new products and enter new markets; and

•	our expected net proceeds from this offering and the use of the net proceeds from this offering.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “continue,” “seek,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in this prospectus and any documents incorporated by reference herein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our common stock. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statement is made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

You should carefully read this prospectus, the documents that we incorporate by reference into this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also refers to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $8.7 million, based on the assumed combined public offering price of $9.876 per share and accompanying warrant (the last reported sale price of our common stock on The Nasdaq Capital Market on December 19, 2022, after giving effect to a 1-for-12 reverse stock split effected on December 20, 2022), after deducting the placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants. Each $1.00 increase (decrease) in the assumed combined public offering price of $9.876 per share and accompanying warrants would increase (decrease) the net proceeds to us from this offering by approximately $0.9 million, assuming the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of shares of our common stock and warrants we are offering. Each 100,000 share increase (decrease) in the number of shares sold in this offering would increase (decrease) the expected net proceeds of the offering to us by approximately $0.9 million, assuming that the assumed combined public offering price per share and accompanying warrants remains the same.

We currently intend to use the net proceeds of the offering for general corporate purposes, which may include research and development expenses, clinical trial expenses, capital expenditures and working capital. We may also use a portion of the net proceeds from this offering to in-license, acquire, or invest in complementary businesses, technologies, products or assets. However, we have no current plans, commitments or obligations to do so. Pending their use, we currently expect to invest the net proceeds from this offering in U.S. Treasuries, U.S. government sponsored agency obligations and/or high credit quality corporate debt securities which have an average credit rating of AA.

We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for the purposes specified above and our management will have broad discretion in the allocation of the net proceeds.

DILUTION

If you purchase our securities in this offering, you may experience dilution to the extent of the difference between the combined public offering price per share and accompanying warrants in this offering and our as adjusted net tangible book value per share immediately after this offering, assuming no value is attributed to the warrants, and such warrants are accounted for and classified as equity. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of September 30, 2022, our net tangible book value was approximately $1.1 million, or approximately $1.225 per share.

After giving effect to the assumed sale by us of 1,012,555 shares of our common stock (assuming no pre-funded warrants in lieu of common stock are issued) and warrants to purchase up to 2,025,110 shares of our common stock in this offering at an assumed combined public offering price of $9.876 per share and accompanying warrants (the last reported sale price of our common stock on The Nasdaq Capital Market on December 19, 2022, after giving effect to a 1-for-12 reverse stock split effected on December 20, 2022), after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2022 would have been approximately $9.8 million, or approximately $5.094 per share. This represents an immediate increase in net tangible book value of $3.870 per share to existing stockholders and an immediate dilution of $4.782 per share to new investors purchasing shares of our common stock and accompanying warrants in this offering, attributing none of the assumed combined public offering price to the warrants offered hereby. The following table illustrates this per share dilution:

Assumed combined public offering price per share and accompanying warrants		$9.876
Net tangible book value per share as of September 30, 2022	$1.225
Increase in net tangible book value per share after this offering	3.870

As adjusted net tangible book value per share after this offering		5.094

Dilution per share to new investors		$4.782

A $1.00 increase in the assumed combined public offering price of $9.876 per share and accompanying warrants (the last reported sale price of our common stock on The Nasdaq Capital Market on December 19, 2022, after giving effect to a 1-for-12 reverse stock split effected on December 20, 2022) would result in an increase in our as adjusted net tangible book value after this offering of approximately $0.9 million, or approximately $5.582 per share, and the dilution per share to investors purchasing common stock and accompanying warrants in this offering would be approximately $5.294 per share, assuming that the number of shares of our common stock and accompanying warrants sold by us remains the same, after deducting the placement agent fees and estimated offering expenses payable by us. Similarly, a decrease of $1.00 in the assumed combined public offering price of $9.876 per share and accompanying warrants would result in a decrease in our as adjusted net tangible book value after this offering of approximately $0.9 million, or approximately $4.607 per share, and the dilution per share to investors purchasing common stock and accompanying warrants in this offering would be $4.269 per share, assuming that the number of shares of our common stock and accompanying warrants sold by us remains the same, after deducting the placement agent fees and estimated offering expenses payable by us.

We may also increase or decrease the number of shares of common stock and accompanying warrants we are offering from the number of shares of common stock and accompanying warrants set forth above. An increase of 100,000 in the assumed number of shares of common stock and accompanying warrants sold by us in this offering would result in an increase in our as adjusted net tangible book value of approximately $0.9 million, or approximately $5.296 per share, and the dilution per share to investors purchasing common stock and accompanying warrants in this offering would be approximately $4.580 per share, assuming that the assumed combined public offering price per share of common stock and accompanying warrants remains the same, after deducting the placement agent fees and estimated offering expenses payable by us. A decrease of 100,000 in the assumed number of shares of common stock and accompanying warrants sold by us in this offering would result in a decrease in our as adjusted net tangible book value after this offering of approximately $0.9 million, or approximately $4.871 per share, and the dilution per share to investors purchasing common stock and accompanying warrants in this offering would be approximately $5.005 per share, assuming that the assumed combined public offering price per share of common stock and accompanying warrants remains the same, after deducting the placement agent fees and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares and accompanying warrants sold in this offering and other terms of this offering determined at pricing.

The discussion and table above assume (i) no exercise of warrants issued in this offering, and (ii) no sale of pre-funded warrants in this offering.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the combined public offering price per share of common stock and accompanying warrants sold in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 920,675 shares of our common stock outstanding as of September 30, 2022 and exclude as of such date:

•	78,069 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $86.40 per share;

•	1,458 shares of common stock issuable pursuant to outstanding restricted stock units;

•	14,696 shares of common stock reserved for future issuance under our 2020 Equity Incentive Plan;

•	37,912 shares of common stock reserved for future issuance under our Amended and Restated 2014 Employee Stock Purchase Plan;

•	13,958 shares of common stock reserved for future issuance as inducement awards;

•	971 shares of common stock reserved for future issuance under our Amended and Restated Stock Purchase Plan; and

•	544,917 shares of common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $27.204 per share.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 26,666,667 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are presently designated or outstanding.

The following summary description of our capital stock is based on the material provisions of our certificate of incorporation and bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware, or DGCL. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our certificate of incorporation and bylaws, and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the section entitled “Where You Can Find Additional Information.”

Common Stock

Voting Rights. Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of common stock are, and any shares of common stock to be issued by us in an offering under this prospectus will be, fully paid and nonassessable.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that directors may only be removed, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•

provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (4) any action asserting a claim against us governed by the internal affairs doctrine; provided, however, the foregoing forum selection provisions do not apply to actions arising under the Securities Act or the Exchange Act; and

•

provide that special meetings of our stockholders may be called only by the chairman of the board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

Nasdaq Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “HTGM.”

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering (i) 1,012,555 shares of our common stock or pre-funded warrants, (ii) Series A-1 warrants to purchase up to an aggregate of 1,012,555 shares of our common stock and (iii) Series A-2 warrants to purchase up to an aggregate of 1,012,555 shares of our common stock. Each share of common stock or pre-funded warrant is being sold together with a Series A-1 warrant to purchase one share of common stock and a Series A-2 warrant to purchase one share of common stock. The shares of common stock or pre-funded warrants and accompanying warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which, if designated and issued, qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the pre-funded warrant. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

The term “pre-funded” refers to the fact that the purchase price of each pre-funded warrant, at closing, will equal the price per share at which shares of our common stock and accompanying warrants to purchase common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share of common stock. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into us without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of our common stock to the extent it would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to purchase the shares underlying the pre-funded warrants at such nominal price at a later date.

Duration. The pre-funded warrants offered hereby will entitle the holders thereof to purchase shares of our common stock at a nominal exercise price of $0.001 per share, commencing immediately on the date of issuance. The pre-funded warrants do not expire.

Exercise Limitation. A holder will not have the right to exercise any portion of the pre-funded warrant if the holder (together with its affiliates and certain related parties) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after notice of such election is provided to us.

Exercise Price. The pre-funded warrants will have an exercise price of $0.001 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the pre-funded warrants with the same effect as if such successor entity had been named in the pre-funded warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the pre-funded warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants. In addition, the terms of the warrants to be issued to the placement agent will generally be the same as the warrants issued to investors in this offering, except that the exercise price of such warrant will be 125% of the price per share of common stock and accompanying warrants sold in this offering.

Form. The warrants will be issued as individual warrant agreements to the investors.

Exercisability. The warrants are exercisable at any time after their original issuance, expected to be December    , 2022, and at any time up to the date that is (i) in the case of the Series A-1 warrants, 5 years after their original issuance and (ii) in the case of the Series A-2 warrants, 24 months after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available, the holder may only exercise the warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrants. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrants if the holder (together with its affiliates and certain related parties) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after notice of such election is provided to us.

Exercise Price. The warrants will have an exercise price of $                 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the warrants following such fundamental transaction. In addition, in the event of a fundamental transaction which is within our control and approved by our board of directors, the holders of warrants have the right to require us or a successor entity to redeem the warrant for cash in the amount of the Black-Scholes value of the unexercised portion of the warrant on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not within our control or approved by our board of directors, the holders of the warrants of the warrants shall only be entitled to receive from us or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion) as if the holder exercised the warrants upon such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, dated as of December 2, 2022, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the securities offered pursuant to this prospectus on a reasonable best-efforts basis. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. The placement agent does not guarantee that it will be able to raise new capital in any prospective offering. This offering will terminate on December 30, 2022, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share (or pre-funded warrant) and warrants will be fixed for the duration of this offering.

We will enter into a securities purchase agreement with each of the investors who purchase our securities in this offering, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.

Fees and Expenses

The following table shows the per share and accompanying warrants and per pre-funded warrant and accompanying warrants and total placement agent fees we will pay in connection with the sale of the securities in this offering.

	Per Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants
Placement Agent Fees

Total

We have agreed to pay the placement agent a cash fee equal to 6.5% of the gross proceeds raised at the closing of this offering. We have also agreed to pay the placement agent a management fee equal to 0.5% of the gross proceeds raised at the closing of this offering. In addition, we have agreed to pay the placement agent for its non-accountable expenses in the amount of $25,000, its legal fees and expenses and other out-of-pocket expenses in an amount up to $100,000, and its clearing expenses in the amount of $15,950. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $454,000.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees warrants to purchase up to                 shares of common stock (which represents 3.0% of the aggregate number of shares of common stock issued in this offering and issuable upon the exercise of the pre-funded warrants issued in this offering) with an exercise price of $             per share (representing 125% of the public offering price per share and accompanying warrants) and exercisable for five years from the commencement of sales in this offering. The placement agent warrants are registered on the registration statement of which this prospectus is a part. The form of the placement agent warrant has been included as an exhibit to this registration statement of which this prospectus is a part.

Right of First Refusal

We have granted the placement agent, subject to certain exceptions, a right of first refusal for a period of six months following the closing of this offering to act as a financial advisor, book-running manager, underwriter, placement agent or agent for any public or private offering of our equity or equity-linked securities, with an entitlement to at least 35% of the economics of such offering.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who had back and forth correspondence with the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the three-month period following expiration or termination of our engagement of the placement agent.

Lock-up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 60 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price and Warrant Exercise Price

The actual offering price of the securities we are offering has been negotiated between us and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

Other Relationships

From time to time, the placement agent or its affiliates have in the past or may in the future provide, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “HTGM.”

LEGAL MATTERS

The validity of the shares of common stock, pre-funded warrants, warrants and placement agent warrants being offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California. The placement agent is being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the pharmaceutical industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 3430 E. Global Loop, Tucson, Arizona 85706 or telephoning us at (877) 289-2615.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We maintain a website at http://www.htgmolecular.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below (except in each case the information contained in such document to the extent “furnished” and not “filed”) that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 29, 2022;

•

our definitive proxy statement on Schedule 14A, filed with the SEC on July  7, 2022, as supplemented by the additional definitive materials on Schedule 14A, filed with the SEC on August 18, 2022, and our definitive proxy statement on Schedule 14A, filed with the SEC on October 31, 2022;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May  12, 2022, August  12, 2022 and November 10, 2022, respectively;

•

our Current Reports on Form 8-K filed with the SEC on January  28, 2022, March  21, 2022, June  9, 2022, June  27, 2022, July  18, 2022, August  18, 2022, September  16, 2022, September  30, 2022, October  21, 2022, November  18, 2022, November  30, 2022, December 12, 2022 and December 20, 2022; and

•

the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on April 30, 2015, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You should direct any written requests for documents to:

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, Arizona 85706

Telephone: (877) 289-2615

In accordance with Rule 412 of the Securities Act, (i) any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement, and (ii) any statement contained in a document that is deemed to be incorporated by reference herein after the date of this prospectus may modify or replace existing statements contained herein.

HTG Molecular Diagnostics, Inc.

1,012,555 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 1,012,555 Shares of Common Stock

Series A-1 Warrants to Purchase up to 1,012,555 Shares of Common Stock

Series A-2 Warrants to Purchase up to 1,012,555 Shares of Common Stock

Placement Agent Warrants to Purchase up to 30,376 Shares of Common Stock

PROSPECTUS

H.C. Wainwright & Co.

December    , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees and expenses, paid or payable by HTG Molecular Diagnostics, Inc., or the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the Financial Industry Authority, Inc., or FINRA, filing fee.

Item	Amount
SEC registration fee	$3,348
FINRA filing fee	5,057
Legal fees and expenses	125,000
Accounting fees and expenses	250,000
Printing and engraving expenses	50,000
Transfer agent and registrar fees and expenses	19,500
Miscellaneous fees and expenses	1,095
Total	$454,000

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as one of our officers, directors, employees or agents or of any of our affiliated enterprises. Under these agreements, we are not required to provide indemnification for certain matters, including:

•	indemnification beyond that permitted by the Delaware General Corporation Law;

•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of our stock;

•

indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

•

indemnification for proceedings or claims brought by an officer or director against us or any of our directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by our board of directors or required by law;

•	indemnification for settlements the director or officer enters into without our consent; or

•	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by us.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy in place that covers our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

Since December 1, 2019, the Registrant made sales of the unregistered securities discussed below. The offers, sales and issuances of the securities described below were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The shares numbers and prices below have been adjusted to give effect to a 1-for-12 reverse split of the Registrant’s common stock that was effected on December 20, 2022.

February 2020 Private Placement and Exchange

On February 25, 2020, the Registrant entered into an Exchange and Purchase Agreement (the “Agreement”) with certain accredited investors (the “Investors”) pursuant to which the Registrant agreed to (i) issue to the Investors an aggregate of 41,100 shares of the Registrant’s newly designated Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), in exchange for the Investors surrendering to the Registrant for cancellation an aggregate of 22,833 shares of the Registrant’s common stock (the “Exchange”) and (ii) sell and issue to the Investors an aggregate of 10,170 shares of Series A Preferred for an aggregate purchase price of $600,030, or $59.00 per share (the “Private Placement”). Each share of Series A Preferred was convertible into 0.556 shares of the Registrant’s common stock at the holder’s election, subject to beneficial ownership limitations.

The Registrant relied on exemptions from the registration requirements of the Securities Act by virtue of Section 3(a)(9) and Section 4(a)(2) thereof. Each Investor represented that it was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

All shares of Series A Preferred were subsequently converted into common stock.

June 2020 Warrant Issuance to Lender

In connection with a Loan and Security Agreement (the “Loan Agreement”), by and among the Registrant and Silicon Valley Bank (“SVB”), as lender, the Registrant granted to SVB a warrant to purchase up to 3,574 shares of the Registrant’s common stock at a purchase price of $139.878 per share (the “Warrant”). The Warrant will expire on June 24, 2030 and may be exercised for cash or at the election of the holder on a cashless, net exercise basis. The Warrant was issued, and the shares of Common Stock issuable upon exercise of the Warrant will be issued, in reliance upon an exemption from the registration requirements of the Securities Act contained in Section 4(a)(2) thereof.

March 2022 Private Placement

On March 17, 2022, the Registrant entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor (the “Purchaser”) providing for the private placement (the “Private Placement”) to the Purchaser of 270,415 units (collectively, the “Units”), each Unit consisting of (i) one share of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) (or, in lieu thereof, one pre-funded warrant to purchase one share of Common Stock (the “pre-funded warrants”)), (ii) one warrant to purchase one share of Common Stock with a term of 24 months from the issuance date (the “24-Month Common Warrant”) and (iii) one warrant to purchase one share of Common Stock with a term of 66 months from the issuance date (the “66-Month Common Warrant” and together with the 24-Month Common Warrant, the “Common Warrants” and together with the pre-funded warrants, the “Warrants”), for an aggregate purchase price of approximately $7.5 million (or $27.744 per unit, less $0.001 per pre-funded warrant purchased in lieu of a share of Common Stock). The closing of the Private Placement occurred on March 21, 2022 (the “Closing”).

Each pre-funded warrant has an exercise price of $0.001 per share of Common Stock, is immediately exercisable, may be exercised at any time, has no expiration date and is subject to customary adjustments. The pre-funded warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof would exceed 9.99% immediately after exercise thereof.

Each Common Warrant has an exercise price of $24.744 per share, becomes exercisable six months following the Closing, and is subject to customary adjustments. The Common Warrants may not be exercised if the aggregate number of shares of the Common Stock beneficially owned by the holder thereof would exceed 4.99% immediately after exercise thereof, which ownership cap may be increased by the holder up to 9.99% upon 61 days’ prior notice.

The securities issued to the Purchaser under the Purchase Agreement were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Registrant relied on this exemption from registration based in part on representations made by the Purchaser, including that the Purchaser is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

Cantor Fitzgerald & Co. served as the placement agent in connection with the Private Placement, and the Registrant has agreed to pay Cantor Fitzgerald & Co. a fee of approximately $0.3 million plus reimbursement for certain out-of-pocket expenses.

The Registrant and the Purchaser also entered into a Registration Rights Agreement, dated March 17, 2022, pursuant to which the Registrant filed a registration statement with the Securities and Exchange Commission on April 8, 2022, to register the resale of the shares of Common Stock included in the Units and the shares of Common Stock issuable upon exercise of the Warrants.

October 2022 Issuance of Share of Series A Preferred Stock

On October 21, 2022, the Registrant entered into a Purchase Agreement (the “Purchase Agreement”) with Ann Hanham, Ph.D., the Chair of the Registrant’s Board of Directors (“Purchaser”), pursuant to which the Registrant agreed to issue and sell one share of the Registrant’s newly designated Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred”), to the Purchaser for a purchase price of $100.00. The closing of the sale and purchase of the share of Series A Preferred was completed on October 21, 2022.

Pursuant to the Purchase Agreement, the Purchaser agreed to cast the votes represented by the share of Series A Preferred on any Reverse Stock Split Proposal (defined below) in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted, whether due to abstentions, broker non-votes are otherwise) on such proposal; provided, however, that unless and until at least one-third of the outstanding shares of Common Stock on the record date established for the meeting of stockholders at which the Reverse Stock Split Proposal is presented are present in person or represented by proxy at such meeting, the Purchaser will not vote the share of Series A Preferred on such Reverse Stock Split Proposal. A “Reverse Stock Split Proposal” means any proposal approved by the Registrant’s Board of Directors and submitted to the stockholders of the Registrant to adopt an amendment, or a series of alternate amendments, to the Registrant’s Amended and Restated Certificate of Incorporation to combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment or series of alternate amendments.

A Reverse Stock Split Proposal was approved on November 29, 2022. In accordance with the Certificate of Designation for the Series A Preferred Stock, the share of Series A Preferred Stock was automatically redeemed on November 29, 2022 for a redemption price of $100.00.

The Purchaser is an “accredited investor” and the offer and sale of the share of Series A Preferred was exempt from registration under Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Exhibit Number	Description

2.1	Asset Purchase Agreement dated January 9, 2001, as amended by and between the Registrant, NuvoGen, LLC, Stephen Felder and Richard Kris (incorporated by reference to Exhibit 2.1 to the Registrant’s registration Statement on Form S-1, as amended (File No. 333-201313), originally filed with the SEC on December 30, 2014).

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 12, 2015).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 19, 2020).

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 20, 2022).

3.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 12, 2015).

3.5	Amendment to Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 18, 2022).

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5

4.2	Form of Common Stock Certificate of the Registrant.

4.3	Series E Preferred Stock Warrant issued by the Registrant to Silicon Valley Bank, dated August 22, 2014 (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-201313), originally filed with the SEC on December 30, 2014).

4.4	Series E Preferred Stock Warrant issued by the Registrant to Oxford Finance LLC, dated August 22, 2014 (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-201313), originally filed with the SEC on December 30, 2014).

4.5	Common Stock Warrant issued by the Registrant to Oxford Finance LLC, dated March 28, 2016 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 30, 2016).

4.6	Warrant issued to MidCap Funding XXVIII Trust, dated March 26, 2018 (incorporated by reference to Exhibit 4.10 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37369), filed with the SEC on May 10, 2018).

4.7	Warrant to Purchase Common Stock, issued to Silicon Valley Bank on June 24, 2020 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 25, 2020).

4.8	Form of Common Stock Warrant (24-month term) issued on March 21, 2022 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 001-37369), filed with the SEC on March 21, 2022).

Exhibit Number	Description

4.9	Form of Common Stock Warrant (66-month term) issued on March 21, 2022 (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File No. 001-37369), filed with the SEC on March 21, 2022).

4.10	Registration Rights Agreement, dated as of March 17, 2022 between the Registrant and the purchaser party thereto (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K (File No. 001-37369), filed with the SEC on March 21, 2022).

4.12	Form of Series A-1 and Series A-2 Warrant to Purchase Common Stock.

4.13	Form of Pre-Funded Warrant to Purchase Common Stock.

4.14	Form of Placement Agent Warrant.

5.1	Opinion of Cooley LLP.

10.1+	Form of Indemnity Agreement by and between the Registrant and its directors and officers (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-201313), originally filed with the SEC on December 30, 2014).

10.2+	HTG Molecular Diagnostics, Inc. 2011 Equity Incentive Plan and Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice thereunder (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-201313), originally filed with the SEC on December 30, 2014).

10.3+	HTG Molecular Diagnostics, Inc. 2014 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37369), filed with the SEC on May 9, 2019).

10.4+	Standard Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the HTG Molecular Diagnostics, Inc. 2014 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37369), filed with the SEC on May 9, 2019).

10.5+	Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice for Inducement Award Recipients under the HTG Molecular Diagnostics, Inc. 2014 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37369), filed with the SEC on May 9, 2019).

10.6+	HTG Molecular Diagnostics, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0001-37369), filed with the Commission on August 20, 2020).

10.7+	Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the HTG Molecular Diagnostics, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-248207), filed with the Commission on August 20, 2020).

10.8+	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the HTG Molecular Diagnostics, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-248207), filed with the Commission on August 20, 2020).

10.9+	HTG Molecular Diagnostics, Inc. Amended and Restated 2014 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37369), filed with the Commission on August 19, 2021).

10.10	HTG Molecular Diagnostics, Inc. 2021 Inducement Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-258977), filed with the Commission on August 20, 2021).

Exhibit Number	Description

10.11	Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the HTG Molecular Diagnostics, Inc. 2021 Inducement Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-258977), filed with the Commission on August 20, 2021).

10.12	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the HTG Molecular Diagnostics, Inc. 2021 Inducement Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-258977), filed with the Commission on August 20, 2021).

10.13	HTG Molecular Diagnostics, Inc. Amended and Restated Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37369), filed with the SEC on August 9, 2016).

10.14+	HTG Molecular Diagnostics, Inc. Amended and Restated Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K (File No. 001-37369), filed with the SEC on March 25, 2021).

10.15+	HTG Molecular Diagnostics, Inc. Severance and Change in Control Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K (File No. 001-37369), filed with the SEC on March 25, 2021).

10.16+	Employment Agreement, dated April 1, 2019, by and between John L. Lubniewski and the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 2, 2019).

10.17+	Employment Agreement, dated July 28, 2019, by and between Shaun D. McMeans and the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37369), filed with the SEC on November 12, 2019).

10.18+	Employment Agreement, dated July 28, 2019, by and between Byron Lawson and the Registrant (incorporated by reference to Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K (File No. 001-37369), filed with the SEC on March 25, 2020).

10.19	Standard Commercial-Industrial Multi Tenant Triple Net Lease dated July 11, 2008 by and between the Registrant and Pegasus Properties LP (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-201313), originally filed with the SEC on December 30, 2014).

10.20	Second Amendment to Lease Agreement (Suite 300 – Laboratory), dated December 8, 2020, by and between the Registrant and Pegasus Properties, L.P. (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K (File No. 001-37369), filed with the SEC on March 25, 2021).

10.21	Second Amendment to Lease Agreement (Suite 100—Administration—to include Suite 200), dated January 28, 2019, by and between Pegasus Properties, L.P. and the Registrant (incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 7, 2019).

10.22	Third Amendment to Lease Agreement (Suite 100 – Administration), dated December 8, 2020, by and between the Registrant and Pegasus Properties, L.P. (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File No. 001-37369), filed with the SEC on March 25, 2021).

10.23	Third Amendment, dated September 27, 2021, to Standard Commercial-Industrial Multi Tenant Triple Net Lease, dated July 11, 2008, between the Company and Pegasus Properties L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0001-37369), filed with the SEC on September 29, 2021).

Exhibit Number	Description

10.24	Fourth Amendment, dated September 27, 2021, to Standard Commercial-Industrial Multi Tenant Triple Net Lease, dated May 11, 2011, between the Company and Pegasus Properties L.P. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 0001-37369), filed with the SEC on September 29, 2021).

10.25	Loan and Security Agreement dated June 24, 2020, by and among the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37369), filed with the SEC on June 24, 2020).

10.26	First Amendment to Loan and Security Agreement, dated July 14, 2022, by and between Silicon Valley Bank and the Company (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37369), filed with the SEC on July 8, 2022).

10.27	Second Amendment to Loan and Security Agreement, dated September 8, 2022, by and between Silicon Valley Bank and the Company (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37369), filed with the SEC on November 10, 2022)

10.28	Form of Securities Purchase Agreement.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1)

24.1*	Power of Attorney. Reference is made to the signature page hereto.

107	Filing Fee Table

*	Previously filed.
+	Indicates management contract or compensatory plan.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tucson, Arizona, on the 21st day of December, 2022.

HTG MOLECULAR DIAGNOSTICS, INC.

By:	/s/ John L. Lubniewski
John L. Lubniewski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John L. Lubniewski John L. Lubniewski	President, Chief Executive Officer and Director	December 21, 2022

/s/ Shaun D. McMeans Shaun D. McMeans	Senior Vice President and Chief Financial Officer	December 21, 2022

/s/ Laura L. Godlewski Laura L. Godlewski	Senior Vice President of Finance and Administration and Principal Accounting Officer	December 21, 2022

/s/ Ann F. Hanham* Ann F. Hanham	Chair of the Board of Directors	December 21, 2022

/s/ Thomas W. Dubensky Jr.* Thomas W. Dubensky Jr., Ph.D.	Director	December 21, 2022

/s/ Michelle R. Griffin* Michelle R. Griffin	Director	December 21, 2022

/s/ Christopher P. Kiritsy* Christopher P. Kiritsy	Director	December 21, 2022

/s/ Donnie M. Hardison* Donnie M. Hardison	Director	December 21, 2022

/s/ Lee R. McCracken* Lee R. McCracken	Director	December 21, 2022

*	Pursuant to power of attorney

By:	/s/ John L. Lubniewski
John L. Lubniewski
Attorney in fact